Exhibit 99.1

BSN SPORTS Acquires Lids Team Sports FROM Genesco INC.

DALLAS, Jan. 19, 2016 - BSN SPORTS, a division of Varsity Brands and a leading direct marketer and distributor of sporting goods to the school and league markets, announced today that it has acquired Lids Team Sports from the Lids Sports Group, a division of Genesco Inc. (NYSE: GCO). Terms of the transaction were not disclosed.

Based in Indianapolis, Lids Team Sports sells athletic apparel and equipment to schools and youth sport programs nationwide. The addition of Lids Team Sports to the BSN SPORTS platform significantly enhances BSN’s ability to provide exceptional service to institutions, teams and leagues across the country.

Adam Blumenfeld, Chief Executive Officer of BSN SPORTS, will serve as CEO of the combined entity. Scott Molander, who currently leads Lids Team Sports’ operations, will join BSN SPORTS, along with all of Lids Team Sports’ employees. Management from both companies will work collaboratively to create a phased integration plan, and no near-term changes are planned for customers, vendors, employees, or business partners.

Mr. Blumenfeld said, “The combination of BSN SPORTS and Lids Team Sports is excellent news for our employees, our vendors and, most importantly, for our customers. Our objective is to empower customers with more convenience and better service. We welcome Lids Team Sports employees to the BSN SPORTS family, and look forward to working side-by-side with them to deliver on our commitment to customer excellence.”

Mr. Molander added, “I have known Adam and the BSN SPORTS team for many years, and have long admired BSN’s commitment to innovation and customer service. I am 100% convinced that our employees and customers will realize tangible benefits from this combination, and I am excited to help us achieve that potential.”

Bob Dennis, Chairman, President and Chief Executive Officer of Genesco, said, “Joining with BSN Sports, an industry leader, will provide new resources and expanded opportunities and is a very positive step for Lids Team Sports and its employees. Importantly, the transaction also allows Genesco’s Lids Sports Group to sharpen its strategic focus on its core business, giving full attention to execution and realizing the growth potential in retail and omni-channel, which will benefit the Lids Sports Group and Genesco going forward.”

Jeff Webb, Chairman and Chief Executive Officer of Varsity Brands, concluded, “Varsity Brands continues to invest in our core mission of elevating the student experience in sport, spirit and achievement. This transaction enhances our ability to do just that for sports participants across the nation.”

Varsity Brands is a portfolio company of Charlesbank Capital Partners, a Boston-based private equity firm, and Partners Group, a global private markets investment management firm.

About BSN SPORTS

Dallas-based BSN SPORTS is the leading marketer, manufacturer and distributor of sporting goods apparel and equipment. A division of Varsity Brands, BSN SPORTS markets and distributes its products to over 100,000 institutional and team sports customers in colleges and universities, middle and high schools, and recreational programs throughout the United States via catalog, e-commerce, and direct sales. Focused on providing game changing solutions through local partnerships, multi-brand selection and one-stop shopping for equipment and uniforms, BSN SPORTS’ more than 1,200 employees have been helping elevate participation in team sports since 1972. For more information about BSN SPORTS please visit www.bsnsports.com.

Exhibit 99.1

About Varsity Brands

With a mission to inspire achievement and create memorable experiences for young people, Varsity Brands elevates the student experience, promotes participation and celebrates achievement through three unique but interrelated businesses: Herff Jones, a Varsity Achievement Brand; BSN SPORTS, a Varsity Sport Brand; and Varsity Spirit. Together, these assets promote personal, school and community pride through their customizable products and programs to elementary and middle schools, high schools, and colleges and universities, as well as church organizations, professional and collegiate sports teams and corporations. Through its 4,400 dedicated employees and independent representatives, Varsity Brands reaches its individual and institutional customers each year via catalog, telesales, e-commerce sites and direct sales channels.

About Lids Team Sports

Lids Team Sports is a full-service team dealer, custom screen printer, embroidery and sporting goods operator based in Indianapolis. Founded in 2009, LIDS Team Sports provides all-inclusive institutional sporting goods to a broad range of customers throughout the United States, including colleges and universities, high schools, corporations, and youth organizations. The business offers a diverse selection of products-- jerseys, warm-ups, fleeces, polo shirts, jackets, t-shirts, shorts, shoes and other team uniform sportswear and a complete line of sporting equipment-- and services such as team fundraising support. The company also operates the Internet sites www.lidsteamsports.com and www.anacondasports.com, in addition to a LIDS Team Golf division and a catalog business.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,800 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Lids Clubhouse, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsclubhouse.com, www.trask.com, www.suregripfootwear.com and www.dockersshoes.com.

The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, G.H. Bass, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

About Charlesbank Capital Partners

Based in Boston and New York, Charlesbank Capital Partners is a middle-market private equity investment firm managing more than $3.5 billion of capital. Charlesbank focuses on management-led buyouts and growth capital financings, typically targeting companies with enterprise values of $150 million to $1 billion. The firm seeks to partner with strong management teams to build companies with sustainable competitive advantage and excellent prospects for growth. For more information, visit www.charlesbank.com.

BSN SPORTS and Varsity Brands
Media Contacts:
Jonathan Morgan
Perry Street Communications
jmorgan@perryst.com
214-965-9955 (o)
212-333-5525 (m)

Exhibit 99.1

Jennifer Sanders
Perry Street Communications
jsanders@perryst.com
214-965-9955 (o)
214-909-0400 (m)

GENESCO INC. FINANCIAL AND MEDIA CONTACTS:
Genesco Financial Contact:
Mimi Vaughn
Genesco Chief Financial Officer
615-367-7386 office

Genesco Media Contact:
Claire S. McCall
Director, Corporate Relations
615-367-8283 office
615-308-2483 mobile
cmccall@genesco.com

LIDS Sports Group Media Contact:
John DeWaal
Vice President, Marketing, Lids
317-333-5489 office
317-250-4177 mobile
john.dewaal@lids.com